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                                                                   EXHIBIT 10.49

                              EMPLOYMENT AGREEMENT

      This Employment Agreement (this "Agreement"), dated December 7, 2004, effective as of August 16, 2004, is by and between SPSS Inc. ("Employer") and Edward Hamburg (hereinafter "Employee"). In consideration of the agreements and provisions contained herein, Employer and Employee hereby agree as follows:

1. Employee resigned from his position as Executive Vice President, Corporate Operations, Chief Financial Officer and Secretary (the "Resignation") of Employer, effective as of August 16, 2004 (the "Resignation Effective Date"), and Employer accepted Employee's Resignation as of the Resignation Effective Date. Employee and Employer agree that, following the Resignation Effective Date, Employee has been employed as and will continue to be employed as an Executive Vice President of Employer through December 31, 2004, at which time Employee shall resign his position as an officer of Employer.

2. Employer agrees to employ the Employee, effective as of January 1, 2005, in an executive staff position at the Employer, and Employee shall accept employment as an employee of Employer in an executive staff position (the "Position") during the term of this Agreement and subject to the terms of this Agreement. The term of the Position shall commence and Employee's employment as an employee of Employer in an executive staff position shall commence on January 1, 2005 and shall terminate on January 31, 2007 or any earlier date arising pursuant to Section 4 below (the "Position Term"), and Employee waives the right to continued employment or rehiring after such date. During the Position Term, Employee shall report directly to the Company's Chief Executive officer.

3. In full consideration for all of the services rendered by Employee during the Position Term and in lieu of any other payments owed to Employee:

      (a)   Employee shall receive a monthly salary as follows:

            (i) From August 16, 2004 through January 31, 2005, Employee shall receive the regular monthly base salary to which he was entitled in his position as the Executive Vice President, Corporate Operations, Chief Financial Officer and Secretary of the Company, payable in regular installments in accordance with Employer's general payroll practices and subject to customary withholding; and

            (ii) From February 1, 2005 through the end of the Position Term, Employee shall receive a monthly salary in the amount of $17,625 per month (the "Monthly Salary"), payable in regular installments in accordance with Employer's general payroll practices and subject to customary withholding.

      (b) Employee will be eligible for bonuses for the fiscal quarters ended September 30, 2004 and December 31, 2004, which bonuses shall be based on Employer's management bonus plan for 2004 and shall be subject to approval by the Employer's Board of Directors if 2004 bonuses for the Employer's other executive officers are subject to Board approval. Unless otherwise determined by Employer, Employee will not be eligible for bonuses with regard to any fiscal quarter ended after December 31, 2004.

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      (c)   Unless terminated for Cause (as defined in Section 4(a) below) or
            Employee accepts a position either full or part-time with another organization or starts his own company, Employee shall receive the following benefits:

            (i) From August 16, 2004 through the end of the Position Term, Employee will be eligible for the then current benefit program of Employer offered to other employees.

            (ii) Following the end of the Position Term, Employee shall be responsible for paying all of Employee's own COBRA expenses, and only those benefits covered by COBRA shall be available to Employee.

      (d) Employee's stock options shall be exercisable in accordance with the terms of the applicable stock option agreement. For purposes of each of Employee's stock option agreements, Employee shall be an employee throughout the Position Term. At the sole discretion of Employer, Employee may continue to participate in Employer's employee stock option program throughout the Position Term.

      (e) If Employee or Employer terminates Employee's Staff Position for any reason other than pursuant to 4(a) below, upon termination of the Position Term, Employee shall receive, as his sole severance benefit, a severance payment in an amount equal to all of the salary payments that would otherwise be payable to Employee pursuant to
            Section 3(a) hereof from the effective date of such termination through January 31, 2007, subject to required withholding, provided that Employee, at such time, executes and delivers to Employer a release in the form set forth in Sections 8 and 9 hereof and abides by the terms of the noncompetition agreement referred to in Section 6 hereof.

4.    The Position Term may be terminated prior to January 31, 2007 as follows:

      (a) By the Employer for Cause. For purposes of this Agreement, "Cause" shall mean any deliberate act which causes harm to Employer, including without limitation, theft, fraud or intentional damage to the Employer's reputation. If Employer terminates the Position Term pursuant to this Section 4(a), Employee shall not be entitled to any salary payments that would otherwise be payable to Employee pursuant to Section 3(a) for any months following the effective date of such termination or any other compensation, benefits or severance under this Agreement (except for COBRA coverage, which will be available to Employee at his own cost).

      (b) By the Employer or Employee without Cause: (i) upon mutual written agreement; or (ii) if Employee accepts a position either full or part-time with another organization or starts his own company.

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5.    Change of Control.

      (a) Definitions. For purposes of this Section 5, the following terms shall be defined as follows:

            (i)   "Cause" shall have the meaning ascribed to such term in
                  Section 4(a) above.

            (ii) "Change of Control" shall mean any one or more of the following: (i) the accumulation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) not previously owning common stock of the Company, of fifteen percent (15%) or more of the shares of the then outstanding common stock of Employer (the "Outstanding Common Stock"), (ii) a merger or consolidation of Employer in which Employer does not survive as an independent public company,
                  (iii) a sale of all or substantially all of the assets of Employer, (iv) a triggering event under that certain Amended and Restated Rights Agreement, dated as of August 31, 2004, by and between Employer and Computershare Investor Services, LLC or any amendment, restatement or replacement thereof, or (v) a liquidation or dissolution of Employer; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (i) any acquisitions of common stock or securities convertible into common stock directly from Employer, or (ii) any acquisition of common stock or securities convertible into common stock by any employee benefit plan (or related trust) sponsored or maintained by Employer.

            (iii) "Effective Date" shall mean the date on which a Change of
                  Control becomes effective.

            (iv) "Surviving Entity" shall mean the entity surviving a transaction between Employer and another company (with the term "company" to include but not be limited to any individual, group of individuals, partnership, corporation, or other similar entities).

      (b) Change of Control. Effective as of August 16, 2004 through the termination of the Position Term, in the event of a Change of Control, the following provisions shall apply:

            (i) Continuation of Employee's Employment by Surviving Entity. If, upon the Effective Date of a Change of Control, the Surviving Entity continues Employee's employment, the terms of this Agreement shall continue in full force and effect, and Employee shall be entitled to all rights and benefits hereunder.

            (ii) Termination of Employee's Employment by Surviving Entity. If, upon the Effective Date of a Change of Control, or within twelve (12) months thereafter, the Surviving Entity terminates the Employee's employment without Cause, the Employee shall be entitled to the following benefits:

                  (A) Salary/Benefits. Employee shall be entitled to all salary payments and

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                        benefits to which Employee would otherwise be entitled
                        under this Agreement if Employee was terminated without Cause prior to the Change of Control.

                  (B) Treatment of Stock Options, Restricted Stock and Stock Appreciation Rights upon Change of Control

                        (1) Change of Control in a Transaction with a Private Company. In the event a Change of Control occurs as the result of a transaction between Employer and a company whose common stock is not publicly traded on a domestic national stock exchange, the NASDAQ national market, or their respective successors or equivalents (a "Private Company"), then:

                              (a) all of Employee's stock options (vested and unvested) granted by Employer prior to the Effective Date (1) shall be deemed to be fully exercisable upon the Effective Date and (2) shall be cashed out at the transaction value as calculated as of the Effective Date less the exercise price of such stock options and paid by the Surviving Entity to Employee on or within thirty (30) days following the Effective Date;

                              (b)   all restrictions on transferability of
                                    restricted stock held by the Employee on the Effective Date shall be deemed to have terminated immediately prior to the Effective Date; and

                              (c) all of the stock appreciation rights (vested and unvested) granted by Employer prior to the Effective Date (1) shall be deemed to be fully exercisable upon the Effective Date and (2) shall be cashed out at the transaction value as calculated as of the Effective Date and paid by the Surviving Entity to Employee on or within thirty (30) days following the Effective Date.

                        (2) Change of Control in a Transaction With a Public Company. In the event a Change of Control occurs between Employer and a company whose common stock is publicly traded on the domestic national exchange, the NASDAQ national market, or their respective successors and equivalents (a "Public Company"), then

                              (a) all of Employee's stock options (vested and unvested) granted by Employer prior to the Effective Date shall at the sole election of Employee either (1) be (a) deemed to be fully exercisable upon the Effective Date and (b)

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                                    cashed out at the transaction value as
                                    calculated as of the Effective Date less the exercise price of such stock options and paid by the Surviving Entity to Employee on or within thirty (30) days following the Effective Date or (2) be converted into stock options of the Surviving Entity, if applicable, on substantially equivalent economic terms and including the same provisions regarding accelerated vesting in connection with the termination of employment following a Change of Control (the "Replacement Options"). If Replacement Options are granted, they shall continue to vest at the same rate as under the applicable equity incentive plan of Employer and corresponding option agreement in effect prior to the Change of Control.

                              (b)   all restrictions on transferability of
                                    restricted stock held by the Employee on the Effective Date shall be deemed to have terminated immediately prior to the Effective Date, unless the Employee is provided with stock of the Surviving Company with transfer restrictions on substantially equivalent economic terms; and

                              (c) all of the stock appreciation rights (vested and unvested) granted by Employer prior to the Effective Date shall at the sole election of Employee either (1) be (a) deemed to be fully exercisable upon the Effective Date and (b) cashed out at the transaction value as calculated as of the Effective Date and paid by the Surviving Entity to Employee on or within thirty (30) days following the Effective Date or (2) be converted into stock appreciation rights of the Surviving Entity, if applicable, on substantially equivalent economic terms and including the same provisions regarding accelerated vesting in connection with the termination of employment following a Change of Control (the "Replacement SARs"). If Replacement SARs are granted, they shall continue to vest at the same rate as under the applicable equity incentive plan of Employer and corresponding stock appreciation right agreement in effect prior to the Change of Control.

      (c) This Section 5 shall supercede any other change of control agreement or arrangement previously entered into by and between Employer and Employee.

6. Employee agrees that the current noncompetition agreement between Employee and Employer will remain in effect until three (3) years after the termination of the Position Term.

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7.    Employer denies that it is liable to Employee for any reason whatsoever, and the entry into this Agreement shall not constitute any admission or evidence of unlawful discrimination or improper conduct, and should not be construed as constituting any admission of fault, wrongdoing, or liability.

8. Employee releases, forever discharges and covenants not to sue Employer or its current or former parent companies, subsidiaries, affiliates, predecessors, successors, insurers, directors, officers, employees, agents, or assigns, with respect to any and all claims, causes of action, suits, debts, sums of money, controversies, agreements, promises, damages, and demands whatsoever, including attorneys' fees and court costs, in law or equity or before any federal, state or local administrative agency, whether known or unknown, suspected or unsuspected, which Employee has, had, or may have, based on any event occurring, or alleged to have occurred, to the date of this Agreement. This release includes, but is not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Rehabilitation Act, the Age Discrimination in Employment Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, federal and state wage and hour laws, the Illinois Constitution, any Illinois human rights acts, and any other federal, state or local statute, law, regulation, ordinance, or order, and claims arising under common law, contract, implied contract, public policy or tort. Employee expressly waives his right to any relief of any kind should any administrative agency pursue any claim on Employee's behalf. Notwithstanding the foregoing release of all claims, it is understood and agreed that Employee's claims for unemployment compensation, if any, are not released.

9. Employee expressly waives and relinquishes all rights and benefits provided to Employee by any statute or other law which prohibits release of unspecified claims and acknowledges that this release is intended to include all claims Employee has or may have up to and including the date of this Agreement, whether Employee is aware of them or not, and that all such claims are released by this Agreement.

10.   Employee agrees as follows:

      (a) Employee agrees to use reasonable efforts to cooperate with Employer in regard to the transition of business matters handled by Employee during his employment in the capacity of Executive Vice President, Corporate Operations, Chief Financial Officer and Secretary with Employer.

      (b) Employee agrees to cooperate as practicable in regard to any litigation brought against Employer arising out of matters involving Employee. Employer acknowledges that Employee's obligations to his subsequent employer may preclude his active participation in such above-described litigation against Employer. Should Employer desire Employee's cooperation in litigation, Employer shall contact Employee and apprise him of the nature of the litigation, the purpose for which Employer desires Employee's cooperation and the anticipated time commitment. Employee shall have the right to request reimbursement for all reasonable travel-related expenses incurred at Employer's request in the performance of his obligations under this Section 10(b).

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      (c)   Upon termination of his employment, Employee will return all property of Employer within his possession and control to Employer.

11. Employee will direct all requests for references to Employer's Human Resources Department. Employer's Human Resources Department will respond to any written requests for references from prospective employers of Employee with information as to Employee's dates of employment with Employer, job title and pay rate only.

12. Neither Employer nor Employee shall make statements about the other or engage in conduct that could reasonably be expected to adversely affect Employee's or Employer's reputation or business, other than as required by law.

13. Upon termination of his employment, Employee agrees that Employee shall receive only the rights and benefits set forth in Section 3 above.

14. This Agreement will not take effect until eight days after Employee signs it.

15. Employee may revoke this Agreement within seven days after signing it and render it null and void. If Employee wishes to revoke this Agreement, he should notify Anthony Ciro, Assistant Secretary and Vice President, Legal Counsel and Operations in writing of Employee's intent to revoke within seven days after signing this Agreement.

16. Employee acknowledges that he has fully read this Agreement, understands its terms, has been advised to consult with an attorney prior to signing this Agreement, has been given 45 days to consider this release and its ramifications, has been given seven days after signing to rescind this Agreement, and is entering into this Agreement knowingly and voluntarily.

17. Employer and Employee agree to amend this Agreement, as reasonably necessary, to conform to the new Code Section 409A, which section was created by the American Jobs Creation Act of 2004.

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                                                   THIS DOCUMENT IS A RELEASE OF
                                                   ALL CLAIMS READ CAREFULLY
                                                   BEFORE SIGNING

DATED:  December 7, 2004                           /s/ Edward Hamburg
                                                   -----------------------------
                                                   Edward Hamburg

                                                   SPSS INC.

DATED:  December 7, 2004                           /s/ Anthony Ciro
                                                   -----------------------------
                                                   Name: Anthony Ciro
                                                   Its: Assistant Secretary
                                                        Vice President, Legal
                                                        Counsel and Operations

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